Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Between

SUSQUEHANNA BANCSHARES, INC.

and

COMMUNITY BANKS, INC.

Dated as of April 30, 2007

i

(continued)

(continued)

(continued)

Community Banks, Inc. Disclosure Schedule and Related Exhibits

Susquehanna Bancshares, Inc. Disclosure Schedule and Related Exhibits

Exhibit 7.6

Exhibit 7.15

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 30, 2007, is entered into between Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Parent”), and Community Banks, Inc., a Pennsylvania corporation (the “Company”). Parent and the Company are sometimes collectively referred to herein as the “Constituent Corporations.”

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the “Merger”) with and into Parent;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Susquehanna Bank PA, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of Parent (the “Parent Bank”), and Community Banks, a bank organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of the Company (the “Company Bank”), will enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which the Company Bank shall merge with and into the Parent Bank (the “Bank Merger”), with the Parent Bank constituting the surviving bank (the “Surviving Bank”), and it is intended that the Bank Merger be consummated immediately following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law (the “PBCL”), at the Effective Time (as defined in Section 1.2 hereof), the Company shall merge with and into Parent. Parent shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger, and shall continue its corporate existence under the laws of the Commonwealth of Pennsylvania. The name of the Surviving Corporation shall continue to be Susquehanna Bancshares, Inc. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.

1.2 Effective Time. Subject to the provisions of this Agreement, articles of merger complying with the PBCL (the “Articles of Merger”) shall be duly prepared, executed and delivered for filing with the Department of State of the Commonwealth of Pennsylvania (the “Department”), in each case on the Closing Date (as defined in Section 10.1 hereof). The Merger shall become effective at such time as the Articles of Merger are filed by the Department or at such later time as may be specified in the Articles of Merger (such time being the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the PBCL.

1.4 Conversion of Company Common Stock.

(a) At the Effective Time, subject to the other provisions of this Article I, and Sections 2.2(e) and Section 9.1(g) hereof, each share of the common stock, $5.00 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(d) hereof)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 1.5, either (i) the Per Share Stock Consideration (as defined below) or (ii) the Per Share Cash Consideration (as defined below). The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Merger Consideration.”

For purposes of this Agreement:

“Per Share Stock Consideration” shall mean a number of shares of common stock, par value $2.00 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio.

“Per Share Cash Consideration” shall mean $34.00.

“Exchange Ratio” shall mean 1.48.

“Total Cash Amount” shall equal the product of the Per Share Cash Consideration multiplied by 10% of the sum of (i) the shares of Company Common Stock (excluding shares of Company Common Stock held in treasury) and (ii) the Company Options (as defined in Section 1.6(a)), in each case outstanding as of the close of business on the Determination Date.

“Determination Date” shall mean the third calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such calendar day.

(b) All of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate or direct registration statement (each a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(b) hereof, and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e) hereof.

(c) If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, proportionate adjustments shall be made to the Per Share Stock Consideration.

(d) At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist, and no stock of Parent, cash or other consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become treasury stock of Parent.

(e) The calculations required by Section 1.4(a) shall be prepared jointly by Parent and the Company prior to the Closing Date.

1.5 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent (as defined below)) in such form as Parent and the Company shall mutually agree (the “Election Form”) shall be mailed 35 days prior to the anticipated Effective Date or on such other date as the Company and Parent shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”), or (iii) that such holder makes no election with respect to such holder’s Company Common Stock (“No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the 33rd day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.”

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the certificates representing such Company Common Stock to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent as to such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Within ten business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(1) Cash Election Shares More Than Total Cash Amount. If the sum of the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares plus the aggregate amount of Option Cancellation Payments under Section 1.6(a) or any other provisions of this Agreement (such sum hereinafter, the “Section 1.5(e) Cash Amount”) is greater than the Total Cash Amount, then:

(A) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger (including, without limitation, any cash paid for Option Cancellation Payments under Section 1.6(a) or any other provision of this Agreement) equals as closely as practicable the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(C) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(2) Cash Election Shares Less Than Total Cash Amount. If the Section 1.5(e) Cash Amount is less than the Total Cash Amount, then:

(A) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process (excluding, to the extent possible, shares of Company Common Stock acquired through the exercise of any incentive stock option at any time within twelve months prior to the Effective Date), a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger (including, without limitation, any cash paid for Option Cancellation Payments under Section 1.6(a) or any other provision of this Agreement) equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(C) the Stock Election Shares and the No Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(3) Cash Election Shares Equal to Total Cash Amount. If the Section 1.5(e) Cash Amount is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

(f) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Parent and the Company.

1.6 Option Plans; Stock Options.

(a) Each holder of a Company stock option, whether vested or unvested, shall have the opportunity (but not the obligation) to require the Company, immediately prior to the Effective Time, to cancel such stock option in exchange for the payment of an appropriate cancellation payment. To facilitate the foregoing, an option cancellation agreement (and other appropriate and customary information and transmittal materials) in such form as Parent and the Company shall mutually agree (an “Option Cancellation Agreement”) shall be mailed on the Mailing Date to each holder of an outstanding unexercised stock option (whether vested or unvested) to purchase shares of Company Common Stock under the Company’s 1998 Long-Term Incentive Plan, 2000 Director’s Stock Option Plan, Community Banks, Inc. Substitute PennRock Financial Services Corp. Stock Incentive Plan of 2002, and Community Banks, Inc. Substitute PennRock Financial Services Corp. Omnibus Stock Plan (collectively, the “Company Option Plans,” and such options being each a “Company Option”). The Option Cancellation Agreements shall provide that, upon execution by the holder of such Company Option and delivery of such Option Cancellation Agreement to the Company in accordance with the provisions set forth herein, such Company Option shall be cancelled as of the Effective Time in accordance with its terms, and the holder of such Company Option, in cancellation and settlement therefor, shall be entitled to a payment in cash, at the Effective Time, equal to the product of (i) the excess, if any, of (x) the Per Share Cash Consideration over (y) the exercise price per share of Company Common Stock subject to such Common Option, multiplied by (ii) the total number of shares of Company Common Stock subject to such Common Option immediately prior to its cancellation (each such payment, net of the withholding of any Taxes, and without interest, an “Option Cancellation Payment”). Option Cancellation Agreements shall be effective only if received by the Company on or prior to the 33rd day after the Mailing Date. The Board of Directors of the Company shall adopt all appropriate resolutions and take all other actions necessary with respect to Company Options subject to an Option Cancellation Agreement, to terminate the relevant individual option agreements and cancel the relevant Company Options immediately prior to the Effective Time as necessary to effectuate the provisions in this Section 1.6(a).

(b) At the Effective Time, each unexercised Company Option that is not subject to an effective Option Cancellation Agreement, and each Company Option Plan, shall be assumed by Parent in a transaction described in Sections 409A or 424(a), as applicable, of the Code. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Option immediately prior to the Effective Time (except that all Company Options shall become fully vested immediately prior to the Effective Time in accordance with Section 1.6(d)), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deliver to the holders of Company Options, notices describing the conversion of such Company Options (as modified by this Section 1.6(b)), and the agreements evidencing the Company Options shall continue in effect on the same terms and conditions (as modified by this Section 1.6(b)). Parent shall comply with the terms of all such Company Options. Prior to the Effective Time, Parent shall reserve for issuance the number of shares of Parent Common Stock necessary to satisfy Parent’s obligations under this Section 1.6(b). As soon as practicable after the Effective Time, Parent shall file a registration statement or statements on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to Company Options assumed by Parent pursuant to this Agreement.

(c) Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any acquisitions of Parent equity securities (including derivative securities with respect to any Parent equity securities) and dispositions of Company equity securities (including derivative securities with respect to any Company equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Parent or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(d) Prior to the Effective Time, the Company shall take all actions that are necessary pursuant to the Company Option Plans to accelerate the vesting of all unvested Company Options, such that all outstanding Company Options become vested and exercisable as of immediately prior to the Effective Time.

1.7 Parent Common Stock. Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into treasury stock of Parent as contemplated by Section 1.4 hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.8 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.9 Bylaws. At the Effective Time, the Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Directors and Officers.

(a) At and after the Effective Time, the directors of Parent shall consist of all of the directors of Parent serving immediately prior to the Effective Time and the additional persons who shall become directors of Parent in accordance with Section 7.13 hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) The officers of Parent immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.11 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code and the Treasury Regulations thereunder.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares and Cash Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company (which may be a Subsidiary of Parent) (the “Exchange Agent”) selected by Parent and reasonably satisfactory to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, (i) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 1.4 and Section 2.2(a) in exchange for outstanding shares of Company Common Stock, (ii) such cash as shall be necessary to pay the Per Share Cash Consideration in accordance with Section 1.4 and 2.2(a) hereof, and (iii) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(e) hereof. Such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event more than three business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who theretofore has not submitted such holder’s Certificate or Certificates with a properly completed Election Form, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The Company shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. After completion of the allocation procedure set forth in Section 1.5 and upon surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal or Election Form, as the case may be, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock which such holder of Company Common Stock became entitled to receive pursuant to the provisions of Article I hereof and/or (y) a check representing the aggregate Per Share Cash Consideration and/or the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of Article I, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Per Share Cash Consideration, the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates.

(b) No dividends or other distributions declared after the Effective Time with respect to Parent Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock represented by such Certificate.

(c) If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock or cash or both, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive a fractional share of Parent Common Stock an amount in cash determined by multiplying (i) the average of the closing sale prices of Parent Common Stock on the NASDAQ Stock Market as reported by The Wall Street Journal for the five trading days immediately preceding the date on which the Effective Time shall occur by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 hereof.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be paid to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

DISCLOSURE SCHEDULES

Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Articles VI or VII.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Article III, the Company hereby represents and warrants to Parent as follows:

4.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect (as defined below) on the Company. The Company is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (v) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (w) any change in GAAP or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (x) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (y) any action or omission of the Company or Parent or any Subsidiary of either of them taken in accordance with the terms of this Agreement or with the prior written consent of the other party hereto, or (z) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby or (ii) the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

(b) The Company Bank is a commercial bank and trust company duly organized, validly existing and in good standing under the laws of Commonwealth of Pennsylvania. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Each of the Company’s other Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company’s Subsidiaries has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on such Subsidiary. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have previously been made available to Parent, are true and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

(c) The minute books of the Company and each of its Subsidiaries contain true and correct records of all meetings and other corporate (or equivalent) actions held or taken since January 1, 2004 through March 31, 2007 of their respective shareholders, members or partners, as the case may be, and Boards of Directors or similar governing authority (including committees thereof).

4.2 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, no par value per share, of the Company (the “Company Preferred Stock”). As of the opening of business on April 30, 2007, there were 24,751,204 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock were issued or outstanding. As of the date of this Agreement, there were 1,423,627 Company Options outstanding. As of the date of this Agreement, there were no shares of Company Common Stock otherwise reserved for issuance except for (i) (x) 1,809,535 shares of Company Common Stock reserved pursuant to the Company Option Plans, (y) 58,616 shares of Company Common Stock reserved pursuant to the Company’s employee stock purchase plan (“ESPP”), and (z) 1,147,470 shares of Company Common Stock reserved pursuant to the Company’s Dividend Reinvestment Plan, and (ii) shares of Company Common Stock issuable: to former shareholders of PennRock Financial Services Corp. in connection with its acquisition by the Company, effective July 1, 2005; to former shareholders of BUCS Financial Corp. in connection with its acquisition by the Company, effective April 1, 2007; and to former shareholders of East Prospect State Bank in connection with its acquisition by the Company, effective April 1, 2007. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as referred to above or reflected in Section 4.2(a) of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. As of the date of this Agreement, the names of the optionees, the date of each option to purchase Company Common Stock granted, the number of shares subject to each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 4.2(a) of the Company Disclosure Schedule. Each Company Option has been granted with an exercise price of not less than fair market value of a share of Company Common Stock as of the date such Company Option was granted; provided, however, that the exercise prices of the Company Options issued in connection with the July 1, 2005 merger of PennRock Financial Services Corp. were based, in part, on the merger consideration paid in such merger, and were determined in accordance with Sections 409A and 424(a), as applicable, of the Code.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth a true and correct list of all of the Subsidiaries of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or other equity interests of each of such Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

4.3 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement and the transactions contemplated hereby by the requisite vote of the Company’s shareholders, no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the articles of incorporation, bylaws or similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective material properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective material properties or assets may be bound or affected.

4.4 Consents and Approvals. Except for (a) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of the Company’s shareholders and Parent’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Statement”), (b) the approval and adoption of this Agreement and the transactions contemplated hereby by the requisite vote of the shareholders of the Company, and (c) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made by the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby.

4.5 SEC Reports. The Company has previously made available to Parent a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2003 by the Company with the SEC pursuant to the Securities Act, or the Exchange Act (the “Company Reports”) and (b) communication mailed by the Company to its shareholders since December 31, 2003, and, except as described in Section 4.5 of the Company Disclosure Schedule, no such Company Report (either when filed or at its effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2003, and, as of their respective dates, except as described in Section 4.5 of the Company Disclosure Schedule, all Company Reports complied with the published rules and regulations of the SEC with respect thereto.

4.6 Regulatory Reports. The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the FDIC, (iii) the Pennsylvania Department of Banking or any other state bank regulatory authority and (iv) any self-regulatory organization (collectively, the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and its Subsidiaries, and except as may be set forth in Section 4.6 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since December 31, 2003. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries.

4.7 Financial Statements. The Company has previously made available to Parent copies of (a) the consolidated balance sheet of the Company and its Subsidiaries as of December 31 for the fiscal year 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2005 and 2006, accompanied by the audit report of Beard Miller Company LLP, independent public accountants with respect to the Company (the “2006 Audited Financial Statements”) and (b) the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for the three-month period then ended (the “March 31 Unaudited Financial Statements”). Except as described in Section 4.7 of the Company Disclosure Schedule, each of the December 31, 2006 and March 31, 2007 consolidated balance sheets of the Company (including the related notes, where applicable) fairly present the consolidated financial position of the Company and its Subsidiaries as of the date of such balance sheet, and the other financial statements referred to in this Section 4.7 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.8 Broker’s Fees. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Griffin Financial Group LLC (“Griffin”) in accordance with the terms of a letter agreement dated April 5, 2007, between Griffin and the Company a true and correct copy of which has been previously made available by the Company to Parent.

4.9 Absence of Certain Changes or Events. (a) Except as may be set forth in Section 4.9(a) of the Company Disclosure Schedule, or as disclosed in the 2006 Audited Financial Statements or the March 31 Unaudited Financial Statements (together the “Financial Statements”) or any Company Report (as defined in Section 4.5) filed with the SEC prior to the date of this Agreement, since December 31, 2006 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect (as defined herein) on the Company.

(b) Except as may be set forth in Section 4.9(b) of the Company Disclosure Schedule or as disclosed in the Financial Statements or any Company Report filed with the SEC prior to the date of this Agreement, since December 31, 2006 the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c) Except as may be set forth in Section 4.9(c) of the Company Disclosure Schedule, since December 31, 2006 neither the Company nor any of its Subsidiaries has (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2006 (other than increases in wages or salaries with respect to any such individual equaling less than 10%), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for bonus payments and severance or termination payments made in the ordinary course of business consistent with past practices), (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance, (iii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iv) had any union organizing activities.

4.10 Legal Proceedings. (a) Except as may be set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.

4.11 Taxes. (a) Except as may be set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service (“IRS”) or appropriate state tax authorities through December 31, 2000 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, and (iii) there are no claims, audits or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in Taxes, and the Company has not been notified in writing of any proposed Tax claims, audits or assessments against the Company or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Company have been established). There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined by Section 1504(a) of the Code), neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise. Neither the Company nor any of its Subsidiaries has entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published Internal Revenue Service guidance). Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) For the purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, unclaimed property, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

4.12 Employees. (a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee, director or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise (the “Plans”).

(b) The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto (or if there is no Plan document, a summary of the material terms of the Plan); (ii) any related trust or other funding vehicle; (iii) the actuarial report and annual report for such Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan, and (v) the most recent summary plan description and related summaries of material modifications.

(c) Except as may be set forth in Section 4.12(c) of the Company Disclosure Schedule: each of the Plans has been established and has at all times been operated and administered in material compliance with the applicable law, including the Code and ERISA; there is no material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Company’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements, as described in Section 4.7, and such liability with respect to any Plan will not materially increase as a result of the Merger; each of the Plans intended to be “qualified” within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination; each of the Plans has been timely amended to comply with current law and regulations; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the Pension Benefit Guaranty Corporation (the “PBGC”) (which premiums have been paid when due)); to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); no non-exempt “prohibited transaction” (within the meaning of section 4975 of the Code or section 406 of ERISA) or breach of any fiduciary duty described in section 404 of ERISA has occurred that could result in any liability, direct or indirect, for the Company or an ERISA Affiliate or any shareholder, officer, director or employee of the Company or an ERISA Affiliate; neither the Company nor any of its Subsidiaries has any liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any of its Subsidiaries; each Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all of the requirements of ERISA and section 4980B of the Code; no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA (other than liability for premiums due the PBGC); all amounts that the Company and its ERISA Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans have been paid; all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; and all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any employee or former employee of the Company or any of its Subsidiaries provides for payments that would not be deductible under Section 162(m) of the Code; no contract, Plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of section 280G(c) of the Code) of the Company or any of its Subsidiaries provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that will result in any nondeductible compensation under section 280G(a) of the Code or will result in an excise tax payable by such disqualified individuals under section 4999 of the Code; no Plan is a multiemployer plan (within the meaning of section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in section 413 of the Code; there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; each Plan that is subject to section 409A of the Code has been maintained and operated in good faith based on the proposed regulations and related IRS guidance issued with respect to section 409A of the Code and has been, or will be prior to the Effective Time, amended to comply with section 409A of the Code, and no Plan subject to section 409A of the Code triggers the imposition of penalty taxes under section 409A of the Code; all Plans may be amended or terminated without penalty by the Company or a Subsidiary at any time on or after the Closing; all persons classified by the Company or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company and its ERISA Affiliates have fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company and its ERISA Affiliates have no obligations to provide benefits with respect to such persons under Plans or otherwise; and no individuals are currently providing, or have ever provided, services to the Company or its ERISA Affiliates pursuant to a leasing agreement or similar type of arrangement, nor has the Company or its ERISA Affiliates entered into any arrangement whereby such services will be provided.

4.13 Company Information. The information relating to the Company and its Subsidiaries which is provided to Parent by the Company for inclusion in the Proxy Statement and the registration statement on Form S-4 (the “S-4”) in which the Proxy Statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to Parent or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.14 Compliance with Applicable Law. The Company and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received notice of any violations of any of the above.

4.15 Certain Contracts. (a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to any officer, director or consultant of the Company or any of its Subsidiaries, (iii) as of the date of this Agreement which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $100,000 per annum in the case of any one such agreement or $200,000 in total payments in the case of all such agreements, or (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries. Each contract of the type described in clause (iii) of this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously delivered or made available to Parent true and correct copies of each contract of the type described in this Section 4.15(a).

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in default in any respect thereunder.

4.16 Agreements with Regulatory Agencies. Except as may be set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor any of their Institution Affiliated Parties (as defined in Section 3 of the Federal Deposit Insurance Act) is or since December 31, 2003 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.17 Environmental Matters. Except as may be set forth in Section 4.17 of the Company Disclosure Schedule:

(a) To the knowledge of the Company, each of the Company and its Subsidiaries, and each of the Participation Facilities and the Loan Properties (each as hereinafter defined), are in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b) There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries, or, to the knowledge of the Company, any Participation Facility or any Loan Property, has been or may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property; and

(c) To the knowledge of the Company, during the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner that requires remediation under any Environmental Law. To the knowledge of the Company, prior to the period of (x) the Company’s or any of its Subsidiaries’ ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiaries’ participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiaries’ interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner than requires remediation under any Environmental Law.

The following definitions apply for purposes of this Section 4.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Company or any of its Subsidiaries operates or participates in the management and, where required by the context, said term means the owner or operator of such facility.

4.18 Opinion. Prior to the execution of this Agreement, the Company has received an opinion from Griffin to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained.

4.20 Loan Portfolio. (a) The Company has disclosed to Parent (including by disclosing to Parent copies of all material documentation) (i) all of the following loan agreements, notes and borrowing arrangements of the Company or any Subsidiary (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”): (x) Loans the unpaid principal balance of which exceeds $250,000, under the terms of which the obligor was, as of March 31, 2007, over 90 days delinquent in payment of principal or interest, (y) Loans the unpaid principal balance of which exceeds $250,000, and that were as of March 31, 2007 classified by any bank examiner (whether regulatory or internal) as “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import and (z) Loans the unpaid principal balance of which exceeds $250,000, and that were on non-accrual status as of March 31, 2007, and (ii) each asset of the Company that as of March 31, 2007, was classified as “Other Real Estate Owned,” and the book value thereof.

(b) Except as described in Section 4.20(b) of the Company Disclosure Schedule, to the knowledge of the Company, each Loan in original principal amount in excess of $250,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent purported to be secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.21 Property. Each of the Company and its Subsidiaries has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2006 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased. All leases pursuant to which the Company or any Subsidiary of the Company, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default thereunder.

4.22 Reorganization. As of the date of this Agreement, the Company has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.23 State Takeover Laws and Charter Provisions. Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.16 hereof,

the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable state takeover laws and any comparable provisions in the Articles of Incorporation or Bylaws of the Company.

4.24 Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement dated as of February 28, 2002, between the Company and Community Banks, as rights agent (the “Company Rights Agreement”), to (a) render the Company Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (b) ensure that (i) neither Parent nor any subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement, (ii) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) does not occur and (iii) the rights (the “Company Rights”) to purchase Company Common Stock issued under the Company Rights Agreement do not become exercisable, in the case of clauses (i), (ii) and (iii), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, (c) provide that the Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time and (d) ensure that Sections 11 and 13 of the Company Rights Agreement will not apply to the Merger or the other transactions contemplated by this Agreement.

4.25 Insurance. The Company and its Subsidiaries have policies of insurance to which the Company or its Subsidiaries are parties or that provide coverage to the Company and its Subsidiaries and all such policies: are valid and enforceable; are issued by insurers that are financially sound and reputable; taken together, provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries for all risks normally insured against by a person carrying on the same business or businesses as the Company and its Subsidiaries; and are sufficient for compliance with all legal requirements. Neither the Company nor any Subsidiary has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III, Parent hereby represents and warrants to the Company as follows:

5.1 Corporate Organization. (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualify would not have a Material Adverse Effect on Parent. Parent is duly registered as a financial holding company under the BHC Act. The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b) Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of Parent has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be licensed or qualified would not have a Material Adverse Effect on the Subsidiary of Parent. The deposit accounts of each Subsidiary of Parent that is a bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due. The charter documents and bylaws of each Subsidiary of Parent that is a “Significant Subsidiary” (within the meaning of Rule 1-02 of Regulation S-X of the SEC), copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

5.2 Capitalization. (a) As of the opening of business on April 30, 2007, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent preferred stock. As of the opening of business on April 30, 2007, there were 52,144,543 shares of Parent Common Stock issued and outstanding and no shares of Parent Common Stock held in Parent’s treasury. As of the date of this Agreement, there were no shares of Parent preferred stock issued and outstanding. As of March 31, 2007, no shares of Parent Common Stock were reserved for issuance, except that an aggregate of 1,786,799 shares of Parent Common Stock were either (i) reserved for issuance upon the exercise of stock options pursuant to Parent’s Equity Compensation Plan, Parent’s 2005 Equity Compensation Plan, Employee Stock Purchase Plan, Stock Purchase Option of Cardinal Bancorp, Inc. effective April 13, 1993, 1994 Stock Purchase Option of Cardinal Bancorp, Inc. effective April 12, 1994, 1995 Stock Purchase Option of Cardinal Bancorp, Inc. effective April 11, 1995, 1996 Stock Purchase Option of Cardinal Bancorp, Inc. effective April 9, 1996, 1997 Stock Option of Cardinal Bancorp, Inc. effective April 8, 1997, Patriot Bank Corp. 1996 Stock-Based Incentive Plan effective June 7, 1996, Patriot Bank Corp. 2002 Stock Option Plan effective January 31, 2002, or (ii) issuable: to former shareholders of First Capitol Bank in connection with its acquisition by Parent; effective January 5, 1999; to former shareholders of Patriot Bank Corp. in connection with its acquisition by Parent, effective June 10, 2004; or to former shareholders of Minotola National Bank in connection with its acquisition by Parent, effective April 21, 2006. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except as referred to above or reflected in Section 5.2(a) of the Parent Disclosure Schedule, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock or any other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) Section 5.2(b) of the Parent Disclosure Schedule sets forth a true and correct list of all of the Parent Subsidiaries as of the date of this Agreement. Except as may be set forth in Section 5.2(b) of the Parent Disclosure Schedule, as of the date of this Agreement, Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Parent, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of such Subsidiary.

5.3 Authority; No Violation. (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the transactions contemplated hereby be submitted to Parent’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement and the transactions contemplated hereby by the requisite vote of Parent’s shareholders, no other corporate proceedings on the part of Parent are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b) Except as may be set forth in Section 5.3(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by

Parent with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Bank Merger Act, and approval of such applications and notices, (b) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the S-4, (c) the approval and adoption of this Agreement and the transactions contemplated hereby and the issuance of shares of Parent Common Stock pursuant to this Agreement by the requisite vote of the shareholders of Parent, (d) the filing of the Articles of Merger with the Department, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, (f) approval of the listing of the Parent Common Stock to be issued in the Merger on the NASDAQ Stock Market, (g) approval of the transactions contemplated by this Agreement by the Pennsylvania Department of Banking and/or filings in connection therewith pursuant to the Pennsylvania Banking Code, as amended, and (h) such filings, authorizations or approvals as may be set forth in Section 5.4 of the Parent Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation by Parent of the Merger and the other transactions contemplated hereby.

5.5 SEC Reports. Parent has previously made available to the Company a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2003 by Parent with the SEC pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) and (b) communication mailed by Parent to its shareholders since December 31, 2003, and no such Parent Report (when filed and at its respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Parent has timely filed all Parent Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2003, and, as of their respective dates, all Parent Reports complied with the published rules and regulations of the SEC with respect thereto.

5.6 Regulatory Reports. The Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Parent and its Subsidiaries, and except as may be set forth in Section 5.6 of the Parent Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since December 31, 2003. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

5.7 Financial Statements. Parent has previously made available to the Company copies of (a) the consolidated balance sheet of Parent and its Subsidiaries as of December 31 for the fiscal year 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2005 and 2006, accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to Parent (the “2006 Parent Audited Financial Statements”) and (b) the consolidated balance sheet of Parent and its Subsidiaries as of March 31, 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for the three-month period then ended (the “March 31 Parent Unaudited Financial Statements”). Each of the December 31, 2006 and March 31, 2007 consolidated balance sheets of Parent (including the related notes, where applicable) fairly present the consolidated financial position of Parent and its Subsidiaries as of the date of such balance sheet, and the other financial statements referred to in this Section 5.7 (including the related notes, where applicable) fairly present, and the financial statements to be filed with the SEC after the date hereof will fairly present (subject, in the case of each of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed with the SEC after the date hereof will comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed with the SEC after the date hereof will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

5.8 Broker’s Fees. Neither Parent nor any Subsidiary of Parent, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Keefe, Bruyette & Woods, Inc. (“KBW”).

5.9 Absence of Certain Changes or Events. Except as may be set forth in Section 5.9 of the Parent Disclosure Schedule, or as disclosed in the 2006 Parent Audited Financial Statements or the March 31 Parent Unaudited Financial Statements or any Parent Report (as defined in Section 5.5) filed with the SEC prior to the date of this Agreement, since December 31, 2006 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

5.10 Legal Proceedings. (a) Except as may be set forth in Section 5.10(a) of the Parent Disclosure Schedule, neither the Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the Parent’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Parent or any of its Subsidiaries including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) Except as may be set forth in Section 5.10(b) of the Parent Disclosure Schedule, there is no material injunction, order, judgment or decree imposed upon the Parent, any of its Subsidiaries or the assets of the Parent or any of its Subsidiaries.

5.11 Employees. Except as may be set forth in Section 5.11 of the Parent Disclosure Schedule: each of the Parent Plans has been established and has at all times been operated and administered in material compliance with the applicable law, including the Code and ERISA; there is no material liability relating to the Parent Plans (with materiality determined with respect to the Parent Plans in the aggregate) that has not been disclosed on Parent’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements. For the purposes of this Section 5.11, “Parent Plans” means the following: each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent, or any of its ERISA Affiliates, all of which together with the Parent would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any employee or former employee, director or consultant of Parent or any Subsidiary or with respect to which Parent or any Subsidiary has any liability or obligation, contingent or otherwise.

5.12 Taxes. (a) Except as may be set forth in Section 5.12(a) of the Parent Disclosure Schedule, each of Parent and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Parent (in accordance with GAAP) for all Taxes required to be paid by them, whether or not shown to be due on such Tax Returns. Except as set forth in Section 5.12(a) of the Parent Disclosure Schedule, as of the date hereof (i) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of Parent and its Subsidiaries, the federal and state income Tax Returns of the Company and its Subsidiaries have been audited by the IRS or appropriate state tax authorities through December 31, 2000 or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review and (iii) there are no claims, audits or assessments pending against Parent or any of its Subsidiaries for any alleged deficiency in Taxes, and Parent has not been notified in writing of any proposed Tax claims, audits or assessments against Parent or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of Parent have been established). There are no material liens for Taxes upon the assets of Parent or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to Parent and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither Parent nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method.

5.13 Parent Information. The information relating to Parent and its Subsidiaries to be contained in the Proxy Statement and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate to the Company or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

5.14 Compliance with Applicable Law. The Parent and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied, in all material respects, with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries has received notice of any violations of any of the above.

5.15 Agreements with Regulatory Agencies. Except as may be set forth in Section 5.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries, nor any of their Institution Affiliated Parties (as defined in Section 3 of the Federal Deposit Insurance Act) is or since December 31, 2003 has been subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement whether or not set forth on Section 5.15 of the Parent Disclosure Schedule with, any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Parent or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

5.16 Ownership of Company Common Stock; Affiliates and Associations.

(a) Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company (other than Trust Account Shares or DPC shares); and

(b) Neither Parent nor any of its Subsidiaries is an “interested shareholder” of the Company (as such terms are defined in Section 2553 of the PBCL).

5.17 Opinion. Prior to the execution of this Agreement, Parent has received an opinion from KBW to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid by Parent is fair to Parent from a financial point of view.

5.18 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger) should not be obtained.

5.19 Reorganization. As of the date of this Agreement, Parent has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.20 Financing. Parent at Closing will have available sufficient cash and cash equivalents on hand to pay the Total Cash Amount as contemplated by Section 1.4 hereof.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company and its Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of the Company or a Subsidiary which is not a wholly-owned Subsidiary, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, other than normal quarterly dividends on the Company’s Common Stock not in excess of $0.2100 per share;

(b)(i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(d) hereof) any shares of the capital stock of the Company or any Subsidiary of the Company, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing other than pursuant to the ESPP or the DRIP (as defined below), except, in the case of clauses (ii) and (iii), for the issuance of Company Common Stock (x) upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, or (y) issuable: to former shareholders of PennRock Financial Services Corp. in connection with its acquisition by the Company, effective July 1, 2005; to former shareholders of BUCS Financial Corp. in connection with its acquisition by the Company, effective April 1, 2007; or to former shareholders of East Prospect State Bank in connection with its acquisition by the Company, effective April 1, 2007;

(c) amend its Articles of Incorporation, Bylaws or other similar governing documents;

(d) except as described in Section 6.1(d) of the Company Disclosure Schedule, make any capital expenditures other than those which are (i) made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) not in excess of $1,000,000 in the aggregate;

(e) enter into any new line of business;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c)) or take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(h) change its methods of accounting in effect at December 31, 2006, except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors, or make any Tax election or enter into any agreement or arrangement with respect to Taxes;

(i)(i) except as set forth in Section 7.8 hereof, as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Subsidiary of the Company and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance or change-of-control agreement, arrangement, plan or policy), except that the Company may make (x) the bonus payments described in Section 6.1(i) of the Company Disclosure Schedule, and (y) bonus payments to its employees for 2007, determined consistently with past practice and in accordance with the Company’s annual bonus incentive program in effect as of the date hereof, to be payable immediately prior to the Effective Time, to persons designated by the Company, or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposit having a maturity longer than 365 days;

(m) except as described in Section 6.1(m) of the Company Disclosure Schedule, sell, purchase, enter into a lease for, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency, prior to informing Parent of its intention to take such action;

(n) change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

(o) purchase any mortgage loan servicing rights;

(p) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(q) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(r) agree to do any of the foregoing.

6.2 Covenants of Parent. Except as set forth in Section 6.2 of the Parent Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit any of its Subsidiaries to:

(a) solely in the case of Parent, declare or pay any dividends on or make any other distributions in respect of any of its capital stock other than its current quarterly dividends; provided, however, that nothing contained herein shall prohibit Parent from increasing the quarterly cash dividend on the Parent Common Stock in a manner consistent with past practice;

(b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(c) take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));

(d) take, cause to be taken or omit to take any action which would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or

(e) agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters. (a) The Company and Parent shall promptly prepare and file with the SEC the Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter mail the Proxy Statement to its respective shareholders. Parent shall also use its reasonable best efforts to obtain as promptly as practicable all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger). The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information furnished by either party to the other pursuant to Section 7.2(a) shall be subject to, and the receiving party shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated March 6, 2007 (the “Confidentiality Agreement”), between Parent and the Company.

(c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby and except as otherwise permitted in this Section 7.3, the Company will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, Affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate (including by way of furnishing information) any Acquisition Proposal (as defined below) or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal, (v) fail to make, withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof, or (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company.

(b) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted (i) to comply with requirements under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal (provided that the Board of Directors of the Company shall not withdraw or modify in an adverse manner its approval recommendation referred to in Section 7.4 hereof except as set forth below), (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) the Company’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, the Company’s Board of Directors receives from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which executed confidentiality agreement shall have been provided to Parent for informational purposes), and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, the Company notifies Parent in writing promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and (iii) to withdraw or modify in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal. The Company will promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(c) The Company agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(d) For purposes of this Section 7.3:

(i) The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the Company or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries.

(ii) The term “Superior Proposal” means, with respect to the Company, any bona-fide, unsolicited written Acquisition Proposal made by a person other than Parent which is on terms which the Board of Directors of the Company in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all break-up fees, expense reimbursement provisions and conditions to consummation and all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, (A) is more favorable to its shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement and for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company, and (B) is reasonably capable of being completed.

(e) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days following such Payment Event, a fee of Thirty Million Dollars ($30,000,000) (the “Break-up Fee”). Notwithstanding anything set forth in this Agreement to the contrary, if the Company pays or causes to be paid to Parent the Break-Up Fee, the Break-Up Fee shall be the sole and exclusive remedy of Parent hereunder and the Company will not have any further obligations or liabilities to Parent with respect to this Agreement or the transactions contemplated herein, except as provided in Sections 7.2(b) and 7.3(f).

“Payment Event” means (x) the termination of this Agreement by Parent pursuant to Section 9.1(f) (as a result of a breach by the Company of any of its covenants under Section 7.3(a) or (c), Section 7.4 or 7.5) or pursuant to Section 9.1(h), or (y) the occurrence of any of the following events within twelve (12) months of the termination of this Agreement pursuant to Section 9.1(c), provided that an Acquisition Proposal shall have been made after the date hereof and prior to such termination (which shall not have been withdrawn in good faith prior to such termination): (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a Third Party; (ii) a Third Party, directly or indirectly acquires more than 50% of the total assets of the Company and its Subsidiaries, taken as a whole; (iii) a Third Party, directly or indirectly, acquires more than 50% of the outstanding Company Common Stock; or (iv) the Company adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding Company Common Stock or an extraordinary dividend relating to more than 50% of the outstanding Company Common Stock or 50% of the assets of the Company and its Subsidiaries, taken as a whole. As used herein, “Third Party” means any person as defined in Section 13(d) of the Exchange Act (other than Parent or its affiliates).

(f) The Company acknowledges that the agreements contained in Section 7.3(e) are an integral part of the transactions contemplated in this Agreement and that without these agreements Parent would not enter into this Agreement. Accordingly, in the event the Company fails to pay to Parent the Break-up Fee, promptly when due, the Company shall, in addition thereto, pay to Parent all costs and expenses (including attorney’s fees and disbursements) incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee (or any unpaid portion thereof), from the date such payment was due until the date such payment is received by Parent, accrued at the fluctuating prime rate (as quoted in The Wall Street Journal) as in effect from time to time during the period.

7.4 Shareholder Meetings. The Company and Parent each shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its respective shareholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated hereby. Subject, in the case of the Company, to the right of the Company and its Board of Directors to take action permitted by Section 7.3(b) with respect to a Superior Proposal, the Company and Parent each will, through its respective Board of Directors, recommend to its respective shareholders approval and adoption of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement. Parent will, through its Board of Directors, recommend to its shareholders an amendment to Parent’s Bylaws to permit Parent’s Board of Directors to increase the number of Parent directors as provided in Section 7.13. The Company and Parent shall coordinate and cooperate with respect to the foregoing matters, with a view towards, among other things, holding the respective meetings of each party’s shareholders on the same day.

7.5 Legal Conditions to Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.6 Affiliates. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Agreement, a written agreement, in the form of Exhibit 7.6 hereto.

7.7 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, as of the Effective Time.

7.8 Employee Benefit Plans; Existing Agreements. (a) Following the Effective Time, the employees of the Company and its Subsidiaries (the “Company Employees”) shall be eligible to participate in employee benefit plans, including severance plans (each a “Parent Plan”), of Parent or its Subsidiaries in which similarly situated employees of Parent or its Subsidiaries participate, to the same extent that similarly situated employees of Parent or its Subsidiaries participate; provided, however, that, in the case of all benefits then provided to the Company Employees, until the first anniversary of the Effective Time, Parent may instead provide such employees with participation in the employee benefit plans of the Company in which they participated immediately prior to the Effective Time (it being understood that inclusion of Company Employees in Parent’s employee benefit plans may occur at different times with respect to different plans). From and after the Effective Time, Parent may elect not to provide to the Company Employees any benefits which are not then provided by Parent and its Subsidiaries to their employees notwithstanding that such benefits were provided by the Company and its Subsidiaries to their employees immediately prior to the Effective Time. In the case of benefits which are provided at the Effective Time by Parent to employees of Parent and its Subsidiaries but are not then provided by the Company and its Subsidiaries to their employees, Parent will as soon as possible, and in all events within one year, after the Effective Time include the Company Employees in the plans under which such benefits are made available.

(b) With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Parent Plan. If permitted by the Parent Plan, each Parent Plan shall waive pre-existing condition limitations to the same extent waived under the applicable Company Plan, and Company Employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(c) As of the Effective Time, Parent shall assume and honor and shall cause the appropriate Subsidiaries of Parent to assume and to honor in accordance with their terms all agreements listed in Section 7.8 of the Company Disclosure Schedule (the “Benefit Agreements”). Parent acknowledges and agrees that (i) the Merger will constitute a “change in control” of the Company for all purposes under such agreements and (ii) calendar year 2007 shall be deemed to be the most recent “year” for purposes of calculating any severance or change-in-control payments due under the Benefit Agreements in connection with the Merger, the salary used in calculating any portion of such payments shall be the individual’s salary, on an annualized basis, in effect as of the date hereof, and the Company is authorized, notwithstanding any contrary provisions herein, to amend the Benefit Agreements to clarify the intentions set forth in this Section 7.8(c)(ii). The provisions of this Section 7.8(c) are intended to be for the benefit of, and shall be enforceable by, each director, officer or employee that is a party to any Benefit Agreement.

(d) Parent and the Company agree that, prior to the Effective Time, the Company may adopt a severance plan (the “Severance Plan”), and a change in control retention plan (the “Retention Plan”) as provided in Section 6.1(i) of the Company Disclosure Schedule. Notwithstanding any other provision of this Agreement, any Plan or otherwise, Parent agrees from and after the Closing Date to maintain in full force and effect, without amendment or modification, (i) for a period of no less than one year following the Closing Date, the Severance Plan and (ii) the Retention Plan until such time as all Parent or Company obligations are fulfilled thereunder. The Severance Plan shall provide each Company employee two weeks of severance pay (at his then current pay rate) for each year of service with the Company or any Company Subsidiary prior to such Company employee’s employment termination date; provided that the minimum benefit for Company employees shall be four weeks’ salary, and the maximum severance benefit will be twenty-six weeks’ salary. The Severance Plan shall also include a supplemental cash severance pool having an aggregate amount of $350,000 from which additional severance benefits may be awarded to Company employees at the discretion of Mr. Eddie Dunklebarger, subject to the consent of Parent (which consent shall not be unreasonably withheld or delayed).

(e) Prior to the Effective Time, the Company shall amend all Plans that are or could be subject to Section 409A of the Code to comply with the final regulations under Section 409A, subject to the prior review and approval of Parent.

7.9 Indemnification. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Subsidiaries of the Company or any of their respective predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law, and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlements which arose out of or resulted from the gross negligence, criminal activity, willful misconduct or recklessness of the Indemnified Party. Any Indemnified Party wishing to claim Indemnification under this Section 7.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.9 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.9 shall continue in full force and effect without time limit from and after the Effective Time.

(b) Parent shall cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

(c) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.9.

(d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

7.11 Coordination of Dividends. After the date of this Agreement each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of the Parent Common Stock and the Company Common Stock and the record dates and payments dates relating thereto, it being the intention of the parties that the holders of Company Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any holder of Company Common Stock receives in exchange therefor in the Merger.

7.12 Employee Stock Purchase Plan. The Company shall take all such necessary action to terminate the ESPP effective immediately prior to the Effective Time, and provide that (i) all payroll accumulations credited to participants’ accounts under the ESPP for the option period (as such term is defined in the ESPP) beginning immediately prior to and including the Effective Time shall be promptly returned to such participants, and (ii) no shares of Company Common Stock shall be purchased by participants for such option period. In addition, upon the effective termination of the ESPP, the Company shall distribute all shares held in participants’ accounts to the respective participants in accordance with the terms of the ESPP.

7.13 Appointment of Directors. Effective as of the Effective Time, Parent shall cause each of the three classes of its Board of Directors to be expanded by two members, and shall appoint the Company Directors (as defined below) to fill the vacancies on Parent’s Board of Directors created by such increase, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the Articles of Incorporation and Bylaws of Parent. If any of the Company Directors does not become, or does not continue in the office of, a director of Parent because of death, disability or otherwise, Parent agrees, after consultation with the remaining Company Directors, to cause a member of the Board of Directors of the Company as of the date hereof who is mutually agreeable to Parent and the Company to be elected or appointed to the Board of Directors of Parent as the replacement Company Director. The term “Company Directors” shall mean Mr. Eddie L. Dunklebarger (who shall also be appointed Vice Chairman of the Parent Board of Directors) and five individuals who shall be mutually selected by the Company and Parent from the independent members of the Company’s Board of Directors to become members of the Board of Directors of Parent as of the Effective Time pursuant to this Section 7.13. Nothing in this Section 7.13 shall require the election or appointment of any individual whose election or appointment is prohibited or advised against by any Regulatory Agency. Following the expiration of each Company Director’s initial term of office, Parent will recommend such Company Director for re-nomination to a three-year term of office by the Nominating and Corporate Governance Committee of the Parent Board of Directors (the “Nominating Committee”), and such nomination will be subject to the reasonable discretion of the Nominating Committee.

7.14 Execution and Authorization of Bank Merger Agreement.

(a) As soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of the Parent Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Company Bank.

(b) The Bank Merger Agreement shall provide that effective as of the effective time of the Bank Merger, the Surviving Bank shall cause its Board of Directors to be expanded by five members, and shall appoint the Bank Directors (as defined below) to fill the vacancies on the Surviving Bank’s Board of Directors created by such increase, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank until their respective successors are duly elected or appointed and qualified. The Bank Merger Agreement shall contain other terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement. The term “Bank Directors” shall mean the five individuals who shall be mutually selected by the Company and Parent from the independent members of the Company’s Board of Directors to become members of the Board of Directors of Surviving Bank as of the effective time of the Bank Merger pursuant to the Bank Merger Agreement.

(c) If any of the Bank Directors does not become a director of the Surviving Bank because of death, disability or otherwise, Parent agrees, after consultation with the remaining Bank Directors, to cause a member of the Board of Directors of the Company as of the date hereof who is mutually agreeable to Parent and the Company to be elected or appointed to the Board of Directors of the Surviving Bank as the replacement Bank Director.

7.15 New Employment Agreements. Effective as of the Effective Time, Parent shall offer to the employees of the Company set forth in Section 7.15 of the Company Disclosure Schedule (the “New Employees”) employment agreements having substantially the terms set forth on Exhibit 7.15 hereto (the “New Employment Agreements”). The provisions of this Section 7.15 are intended to be for the benefit of, and shall be enforceable by, the identified employees.

7.16 Outplacement Services for Company Employees. From and after the Effective Time, Parent shall permit Company Employees who are terminated in connection with the Merger to participate in Parent’s outplacement services plan for employees of Parent and its subsidiaries, which outplacement services shall be provided at Parent’s cost for a period of not less than six months by an outplacement agency selected by Parent.

7.17 Dividend Reinvestment. The Company shall take all such necessary action to terminate the Company’s Dividend Reinvestment Plan (the “DRIP”) effective as soon as possible after the date of this Agreement (taking into account any Company dividends that have been declared but not yet paid as of the date hereof). In addition, upon the effective termination of the DRIP, the Company shall distribute all shares of Company Common Stock and the value of all cash held in participant’s plan accounts in accordance with the terms of the DRIP.

7.18 Company Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 4.24) reasonably requested by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Company Rights) to facilitate an Acquisition Proposal.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby (including, in the case of Parent, an amendment to Parent’s Bylaws as described in Section 7.4) shall have been approved and adopted by the requisite votes of the holders of the outstanding shares of Company Common Stock and Parent Common Stock under applicable law and the rules of the NASDAQ Stock Market.

(b) Listing of Shares. The shares of Parent Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

8.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects and (ii) that are qualified by materiality shall be true and correct in all respects, in each of the foregoing cases as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) Federal Tax Opinion. Parent shall have received an opinion from Morgan, Lewis & Bockius LLP, counsel to Parent (“Parent’s Counsel”), in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Parent’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

(e) New Employment Agreements. The New Employees shall have entered into the New Employment Agreements.

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement (i) that are not qualified by materiality shall be true and correct in all material respects and (ii) that are qualified by materiality shall be true and correct in all respects, in each of the foregoing cases as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(d) Federal Tax Opinion. The Company shall have received an opinion from Mette, Evans & Woodside (the “Company’s Counsel”), in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the Company’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, the Company and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of both the Company and Parent:

(a) by mutual consent of the Company and Parent in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity (provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein) or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before January 31, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company provided that it shall not be in material breach of any of its obligations under Section 7.4 if any approval of the shareholders of either of the Company or Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain, after the use of all reasonable efforts, the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of representation or warranty by Parent);

(f) by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; or

(g) by the Company at any time during the two-day period following the Determination Date (as defined in Section 1.4 hereof), if both of the following conditions (1) and (2) are satisfied:

(1) the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and

(2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Parent Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”);

subject to the following. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period. During the period commencing with its receipt of such notice and ending at the Effective Time, Parent shall have the option of increasing the Exchange Ratio and/or the Per Share Cash Consideration in a manner such, and to the extent required, so that the condition set forth in either clause (1) or (2) above shall be deemed not to exist; provided, however, that the Per Share Cash Consideration shall not be increased in a manner that would cause the failure of the conditions set forth in Sections 8.2(d) or 8.3(d) hereof.

For purposes hereof, the condition set forth in clause (1) above shall be deemed not to exist if:

the Exchange Ratio and/or the Per Share Cash Consideration is increased so that the Per Share Consideration (calculated by using the Average Closing Price, as provided in the definition of “Per Share Consideration”) after such increase is not less than 82% of the Per Share Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (2) above shall be deemed not to exist if:

the Exchange Ratio and/or the Per Share Cash Consideration is increased so that the Adjusted Parent Ratio is not less than the Index Ratio.

If Parent makes this election, within such period, it shall give prompt written notice to Company of such election and the revised Exchange Ratio and/or Per Share Cash Consideration, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio and/or Per Share Cash Consideration, and derivatively the Per Share Stock Consideration and/or Total Cash Amount, shall have been so modified), and any references in this Agreement to “Exchange Ratio,” “Per Share Cash Consideration,” “Per Share Stock Consideration” and “Total Cash Amount” shall thereafter be deemed to refer to the Exchange Ratio, Per Share Cash Consideration, Per Share Stock Consideration and Total Cash Amount after giving effect to any adjustment made pursuant to this Section

9.1(g). For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:

“Adjusted Parent Ratio” means the number obtained by dividing (x) the sum of (A) the Average Closing Price plus (B) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio and/or the Per Share Cash Consideration by the total number of shares of Company Common Stock outstanding multiplied by the initial Exchange Ratio and the percentage offered as stock (90%), on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Parent Common Stock shall be deemed to be the Average Closing Price.

“Average Closing Price” means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date (as defined in Section 1.4(a) hereof).

“Index Price” on a given date means the closing price of the NASDAQ Bank Index.

“Per Share Consideration” means the sum of (i) 90% of the product of the Per Share Stock Consideration times the Average Closing Price plus (ii) 10% of the Per Share Cash Consideration.

“Starting Date” means the trading day on the NASDAQ Stock Market preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $22.97.

If Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Parent shall be appropriately adjusted for the purposes of applying this Section 9.1(g).

(h) by Parent, if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its recommendation to its shareholders referred to in Section 7.4 hereof in order to accept a Superior Proposal, or (ii) prior to acceptance for payment of the Company Common Stock any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Parent or its Subsidiaries) shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Company Common Stock.

9.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 7.3(e), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement, the Merger and other transactions contemplated hereby, by the shareholders of either the Company or Parent; provided, however, that after any approval and adoption of the transactions contemplated by this Agreement by the Company’s shareholders, there may not be, without further approval and adoption of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extensions; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”).

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3 Expenses. Except as otherwise specified in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

	(a)	if to Parent, to:

Susquehanna Bancshares, Inc.
26 North Cedar Street
Lititz, PA 17543
Attention: Chief Executive Officer

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attention: Joanne R. Soslow, Esq.

and

	(b)	if to the Company, to:

Community Banks, Inc.
777 East Park Drive
Harrisburg, PA 17111
Attention: Chief Executive Officer

with a copy to:

Mette, Evans & Woodside LLP
3401 North Front Street
Harrisburg, PA 17110
Attention: Timothy A. Hoy, Esq.

10.5 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 30, 2007. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule or regulation.

10.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements between Parent and the Company.

10.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law.

10.9 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in 7.2(b) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.2(b) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.11 Publicity. Except as expressly permitted by this Agreement or otherwise required by law or the rules of the NASDAQ Stock Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.12 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ William J. Reuter
Name:	William J. Reuter
Title:	Chairman, President and
Chief Executive Officer

COMMUNITY BANKS, INC.

By:	/s/ Eddie L. Dunklebarger
Name:	Eddie L. Dunklebarger
Title:	President, Chairman and
Chief Executive Officer

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